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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

APAC CUSTOMER SERVICES, INC.
(Exact name of registrant as specified in its charter)

Illinois	36-2777140

(State of incorporation)	(I.R.S. Employer Identification No.)

Six Parkway North Center
Deerfield, Illinois 60015
(Address of principal executive offices)

APAC CUSTOMER SERVICES, INC.
SECOND AMENDED AND RESTATED 1995
INCENTIVE STOCK PLAN
(Full title of the Plan)

Linda R. Witte
Senior Vice President, General Counsel and Secretary
Six Parkway North Center
Deerfield, Illinois 60015
847-236-5452
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Shares, par value $.01 per share	2,650,000 shares	$3.07	$8,135,500	$2,033.88

(1)
An undetermined number of additional shares may be issued if the anti-dilution adjustment provisions of the Plan become operative.

(2)
The offering price for such shares is estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Common Shares as quoted on the Nasdaq National Stock Market on June 21, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

    We incorporate by reference the Registration Statement on Form S-8 that we filed with the Commission on February 27, 1996 (File No. 333-01718) and the Registration Statement on Form S-8 that we filed with the Commission on November 2, 1998 (File No. 333-66665).

    We also incorporate by reference the following documents:

    (1) Our Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the fiscal year ended December 31, 2000;

    (2) Our Quarterly Report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the period ended April 1, 2001; and

    (3) All other reports filed by us pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 2000.

    If we file any documents with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, then those documents shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (we refer to such documents, and the documents listed above, as "Incorporated Documents").

    To the extent information contained in this Registration Statement or any Incorporated Document differs from information contained in an earlier-filed Incorporated Document, rely on the different information in this Registration Statement or the later-filed Incorporated Document.

Item 6. Indemnification of Directors and Officers.

    Under Illinois law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his services as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Illinois law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The Business Corporation Act of Illinois also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the Business Corporation Act of Illinois provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    The Company's Amended and Restated By-Laws provide that the Company shall indemnify its directors and officers, and may indemnify its employees and other agents to the fullest extent permitted by the Business Corporation Act of Illinois.

    The Company has entered into written agreements to indemnify certain directors and officers, in addition to the indemnification provided for in the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws. These agreements, among other things, indemnify the Company's directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company, if the director or officer acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the Company's best interests and, with respect to a criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

    The Company maintains liability insurance for the benefit of its directors and officers.

Item 8. Exhibits.

    The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description
5	Legal opinion of General Counsel of the Company
23.1	Consent of Arthur Andersen LLP
24.1	Power of Attorney (included on signature page)

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield, Illinois, this 26th day of June, 2001.

APAC CUSTOMER SERVICES, INC.
By:	/s/ GARY S. HOLTER Gary S. Holter Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

    Each person whose signature appears below does make, constitute and appoint Gary S. Holter, true and lawful ATTORNEY for himself and in his name, place and stead to sign this Registration Statement on Form S-8, including all exhibits thereto, which is being filed with the Securities and Exchange Commission, and any and all amendments thereto, to be executed by him in his capacity as an officer or director of the Company, and to perform any and all other acts necessary in order to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his signature as may be signed by said ATTORNEY, and all that said ATTORNEY or his substitute shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated this 26th day of June, 2001.

Signature	Title
/s/ THEODORE G. SCHWARTZ* Theodore G. Schwartz	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ GARY S. HOLTER Gary S. Holter	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ KENNETH R. BATKO* Kenneth R. Batko	Vice President and Controller (principal accounting officer)
/s/ ROBERT F. BERNARD* Robert F. Bernard	Director
/s/ THOMAS M. COLLINS* Thomas M. Collins	Director
/s/ JOHN W. GERDELMAN* John W. Gerdelman	Director
/s/ CLARK E. MCLEOD* Clark E. McLeod	Director
/s/ PAUL G. YOVOVICH* Paul G. Yovovich	Director
*
Gary S. Holter, as attorney in fact for each person indicated.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY